                            ASSET PURCHASE AGREEMENT

                         DATED AS OF NOVEMBER 18, 1997,

                       BUT EFFECTIVE AS OF OCTOBER 1, 1997

                                      AMONG

               PROFESSIONAL ON-LINE COMPUTER, INC. ("SELLER"),

                       POLCI ACQUISITION, INC. ("BUYER"),

                       INFOCURE CORPORATION ("INFOCURE"),

                   JAMES R. HEGLER REVOCABLE LIVING TRUST,

                  PHYLLIS J. HEGLER REVOCABLE LIVING TRUST,

                MARGERY ROBERTS, AS PERSONAL REPRESENTATIVE OF
                THE ESTATE OF EDWARD ROBERTS ("SHAREHOLDERS")

                                       AND

                                 JAMES R. HEGLER

                            ASSET PURCHASE AGREEMENT
                            ------------------------

      This Asset Purchase Agreement (the "Agreement") is made and entered into this 18th day of November, 1997, but effective as of October 1, 1997, by and among PROFESSIONAL ON-LINE COMPUTER, INC., a Michigan corporation (the "Seller"), POLCI ACQUISITION, INC., a Michigan corporation (the "Buyer"), INFOCURE CORPORATION, a Delaware corporation ("InfoCure"), JAMES R. HEGLER REVOCABLE LIVING TRUST u/a/d June 15, 1990 (the "J. Hegler Trust"), PHYLLIS J. HEGLER REVOCABLE LIVING TRUST u/a/d June 15, 1990 (the "P. Hegler Trust"), MARGERY ROBERTS, AS PERSONAL REPRESENTATIVE OF THE ESTATE OF EDWARD ROBERTS ("Representative") (J. Hegler Trust, P. Hegler Trust and Representative sometimes referred to collectively as the "Shareholders") and JAMES R. HEGLER ("Hegler"). Seller, Buyer, InfoCure, Shareholders and Hegler are referred to collectively herein as the "Parties."

                                    RECITALS:
                                    --------

      All of the equity interest in Seller consisting of five hundred (500) shares of Seller's common voting stock with a par value of One and No/100 Dollars ($1.00) per share is owned thirty-seven and six-tenths percent (37.6%) by the J. Hegler Trust, thirty-seven and four-tenths percent (37.4%) by the P. Hegler Trust and twenty-five percent (25%) by the Representative.

      On the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which Buyer will purchase from Seller and Seller will sell to Buyer, substantially all of Seller's business, assets and properties.

                                   COVENANTS:
                                   ---------

      In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto agree as follows:

1.    PURCHASE AND SALE OF THE ASSETS.

      1.1. Purchased Assets. On the terms and subject to the conditions
           ----------------
contained in this Agreement, on the Closing Date (as hereinafter defined), Buyer shall purchase from Seller, and Seller shall sell, assign and deliver to Buyer, the Purchased Assets, free and clear of all liens, security interests, options, charges and other restrictions whatsoever (hereinafter referred to as "Encumbrances") except for the Permitted Encumbrances referenced in Section 4.7. below. The term "Purchased Assets" shall mean all the following assets, properties, rights, titles and interests of every kind and nature, whether tangible or intangible, and wherever located and by whomever possessed, of Seller on the date hereof, with such changes therein after the date hereof as shall be permitted pursuant to the terms hereof (the "Purchased Assets") including, without limitation, all of the following assets (but excluding all "Excluded Assets" as defined in Section 1.2.):

            1.1.1. All cash and cash equivalents on hand and in banks, certificates of deposit, commercial paper, stocks, bonds and other liquid investments of Seller, which amount shall not exceed $250,000.00 as provided in
Section 2.3. below;

          1.1.2. All prepayments and prepaid expenses (including, without limitation, any and all prepaid insurance, lease payments and deposits and customer deposits) (the "Prepayments");

          1.1.3.    All inventories, work in process and supplies;

          1.1.4. All rights existing under all supply and distribution agreements and arrangements, sales and purchase agreements and orders, leases, license agreements, consulting agreements, confidentiality and non-disclosure agreements, including, without limitation, such agreements with current or prior customers and current or prior employees, agents, officers and directors ("Confidentiality Agreements"), and under all other contracts, agreements and arrangements, but only to the extent the foregoing are assignable or transferable to Buyer; provided, however, Seller hereby covenants that all of the foregoing will be assigned or transferred to Buyer at Closing, except for those agreements, arrangements, orders and leases set forth on SCHEDULE 1.1.4
                                                               --------------
attached hereto;

          1.1.5. All lists and records pertaining to customer accounts (whether past or current), suppliers, distributors, personnel and agents and all other books, ledgers, files, documents correspondence and business records; provided that Seller shall be given copies of these records upon request, as such records exist as of the Closing Date;

          1.1.6. All claims, deposits, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets or Excluded Liabilities (each as defined below);

          1.1.7. All Owned Software, all of Seller's interest in Customer Software, all of Seller's interest in Other Software, all Intangibles owned by Seller, and all of Seller's interest in all Intangibles not owned by Seller, as those terms are defined in Section 4.9. hereof, together with all copies and tangible embodiments of the foregoing (in whatever form or medium and including, without limitation, all copies of all or any part thereof, in object code, source code or other format, and in all magnetic or optical media);

          1.1.8. All, to the extent transferable, permits, licenses, franchises, orders, registrations, certificates, variances, approvals and similar rights obtained from governments and governmental agencies and all data and records pertaining thereto ;

          1.1.9. All insurance, warranty and condemnation proceeds received after the Closing Date with respect to damage, non-conformances of or loss to the Purchased Assets;

          1.1.10. All rights to receive mail and other communications addressed to Seller and relating to the Purchased Assets including, without limitation, accounts receivable payments;

          1.1.11. All fixed assets, furniture, equipment and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which, have been fully depreciated or expensed), including, without limitation, the assets which are set forth on SCHEDULE 1.1.11 attached
                                                      ---------------
hereto;

          1.1.12. All books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials;

          1.1.13. Except for certain loans made by Seller to the Shareholders totaling $30,000.00 which will be accrued on the books of Seller as of September 30, 1997 (the "Shareholder Advances"), all accounts, notes and other receivables, including, without limitation, all receivables from any current or former employee of Seller (collectively, the "Receivables");

          1.1.14. All goodwill as a going concern and associated with the items listed above (including, without limitation, the goodwill associated with (i) the items referred to in subsections 1.1.7. and 1.1.8. above; (ii) the Seller's AS400 software related and customer base; (iii) all telephone numbers, facsimile numbers and web pages owned and used by Seller in its business) and
(iv) residual research and development value relating to AS400 software; and

          1.1.15 All right, title and interest of Hegler and Seller in all assets of Netmed, Inc. ("Netmed") which will be transferred (and Hegler shall cause Netmed to transfer) to Seller on or before Closing.

   1.2.   Excluded Assets. Notwithstanding the foregoing, the following assets
          ---------------
are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

          1.2.1. Seller's rights under or pursuant to this Agreement (including, without limitation, Seller's rights to the Purchase Price);

          1.2.2. Seller's general ledger, accounting records, minute books and corporate seal; provided that Buyer shall be given copies upon request of the general ledger and accounting records for any calendar year beginning on or after January 1, 1994, as such documents exist as of the Closing Date;

          1.2.3. Any right to receive mail and other communications addressed to Seller relating exclusively to the Excluded Assets or to liabilities that are not Assumed Liabilities;

          1.2.4.    The personal property described on SCHEDULE 1.2.4; and
                                                       --------------

          1.2.5.    The Shareholder Advances.

2. PURCHASE PRICE; ASSUMPTION OF LIABILITIES.

   2.1.   Amount of Purchase Price. In consideration for the purchase of the
          ------------------------
Purchased Assets, Buyer agrees to assume the Assumed Liabilities and to pay
Seller:

          A. An amount (the "Base Consideration Amount") equal to $3,520,868.00, but subject to increase based on the Lourdes Hospital contract (as discussed in Section 2.1.1. below); and

          B. A contingent amount based upon the performance of Seller's business in the twenty-four (24) month period beginning on November 1, 1997, also as determined as provided herein and under GAAP (the "Earnout Amount").

      The "Purchase Price" shall be equal to the sum of the Assumed Liabilities, the Base Consideration Amount, and the Earnout Amount.

          2.1.1.   The Base Consideration Amount. The Base Consideration Amount
                   -----------------------------
has been established by the parties as an amount equal to one hundred eighteen and 89/1000ths percent (118.089%) of $441,082.00, which is the "Total Stockholders' Equity" of Seller (i.e., total assets other than Excluded Assets less liabilities assumed by Buyer hereunder) as shown on an audited balance sheet of Seller, dated September 30, 1997, and prepared by the accounting firm of BDO Seidman (the "Accountants") in accordance with this Agreement and with generally accepted accounting principles ("GAAP") consistently applied (the "Closing Date Balance Sheet") (such percentage of the September 30, 1997 Total Shareholder Equity hereinafter referred to as the "Target Adjusted Net Worth Amount").

          Buyer shall, in addition to assuming the Assumed Liabilities, pay Seller the sum of $3,017,888.00 in cash by wire transfer at Closing and deliver to Seller share certificates representing that number of shares of InfoCure's $.001 par value voting common stock (the "Stock") which, when multiplied by the Determined Value per share, equals $502,980.00. The "Determined Value" per share shall be the average of the closing bid price per share of such common stock for the five (5) trading days on which such stock was traded immediately preceding the Closing Date.

          In addition, if Seller executes a binding agreement with Lourdes Hospital of Binghamton, New York ("Lourdes Hospital") on or before Closing or within the ninety (90) day period following Closing, and if that agreement is assignable and is assigned to Buyer with the consent of Lourdes Hospital, so that Buyer will recognize all of the income from that agreement from and after the Closing, then, for the purpose of computing Seller's net worth at Closing, the existence of that contract shall result in a deemed $100,000.00 increase in the Target Adjusted Net Worth Amount of Seller reflected on the Closing Date Balance Sheet, and Buyer shall pay such additional $100,000.00 amount to Seller within thirty (30) days following execution of such contract. In making payments of cash and stock to Seller for the Lourdes Hospital contract, such payments shall be made 14.28% in stock, to the nearest whole number of shares, and the balance in cash. Any payments of stock made will value the stock at the same Determined Value that was used at the Closing in order to calculate the total number of shares to be delivered at Closing.

          The cost of preparing the Closing Date Balance Sheet shall be borne by Buyer.

          2.1.2.   The Earnout Amount. The Earnout Amount is the amount of
                   ------------------
additional consideration to be paid to Seller, not to exceed in the aggregate $750,000.00, and comprised of two (2) portions: (i) the First Earnout Period Amount (as defined below) and (ii) the Cumulative Earnout Period Amount (as defined below). No Earnout Amount shall be due to Seller if Hegler fails to remain employed with the Buyer or an affiliate of the Buyer for the full twenty-four (24) month period beginning November 1, 1997 (the "Start Date") following Closing, unless such failure is due to the termination of Hegler's employment without cause (as defined in his employment agreement with Buyer) or by reason of Hegler's death or Total and Permanent Disability (as defined in his employment agreement with Buyer).

          For the purposes of computing the Earnout Amount, Buyer has assumed that during the first twelve (12) consecutive full calendar months beginning on the Start Date, Seller's business will produce gross profit of $3,200,000.00 and that during the thirteenth (13th) through twenty-fourth (24th) full consecutive calendar months following the Start Date, Seller's business will produce a like amount of gross profit. As used in Sections 2.1.1. and 2.1.2., "gross profit" shall mean "total revenue" (i.e., revenues from system and software sales and maintenance and services and other income) less "cost of goods sold" (i.e., cost of hardware and software sales) as those terms are defined under GAAP and set forth in Seller's 09/30/97 audited statements of Income and Retained Earnings; provided, however, that for purposes of this Section 2.1.2., gross profit shall not include the first $250,000.00 of gross profit realized from Lourdes Hospital that is included in the computation of an increase in Seller's net worth pursuant to Section 2.1.1. above. The parties agree that if Buyer is combined or merged with one (1) or more affiliates of InfoCure, then InfoCure shall endeavor to track and determine in a fair and equitable manner that portion of such new entity's gross profit which should fairly and reasonably be allocated as arising out of the historical customer base and products and services of Buyer and Seller as previously conducted. Similarly, the parties agree that a reasonable allocation shall be made for any gross profit derived through the joint efforts of Buyer, on the one side, and InfoCure or other affiliates of InfoCure, on the other.

          If the amount of gross profit at the end of the first twelve (12) month period (the "First Earnout Period") is in excess of $3,200,000.00, then the First Earnout Period Amount for the First Earnout Period shall be the amount of such excess times fifty percent (50%), but in no event more than $375,000.00. The Earnout Amount shall not be paid until ninety (90) days following the last day of the First Earnout Period and must be repaid in full if Hegler has not remained employed with Buyer or an affiliate of Buyer pursuant to the terms of this Section 2.1.2., which repayment shall be made within ninety (90) days following termination of Hegler's employment. If the cumulative amount of gross profit at the end of the twenty-four (24) month period is in excess of $6,400,000.00, then the Cumulative Earnout Period Amount shall be the (i) amount of such excess times (ii) fifty percent (50%), but in no event more than $750,000.00 less the First Earnout Period Amount previously paid for the First Earnout Period. Should the Earnout Amount be negative at the end of either the First Earnout Period or the Cumulative Earnout Period, then no amounts shall be due Buyer by Seller with respect to each such period.

          For example, if during the twelve (12) month period ending October 31, 1998, Buyer has a gross profit of $6,000,000.00, then the First Earnout Period Amount paid to Seller shall be $375,000.00. If the gross profit in the twelve
(12) month period ending October 31, 1999 is $3,000,000.00, then the Cumulative Earnout Period Amount shall be $375,000,00. Alternately, if the facts are the same as above, except that the gross profit earned in the first twelve (12) month period is only $4,000,000.00 then the First Earnout Period Amount shall be

$375,000.00 and the Cumulative Earnout Period Amount shall be $0.00. The foregoing examples assume that Hegler remains employed with Buyer through October 31, 1999.

          The First Earnout Period Amount or the Cumulative Earnout Period Amount, as the case may be, shall not be paid in cash but in shares of InfoCure's Stock valued at the average of the closing bid price per share of the Stock for the five (5) trading days on which such stock is traded immediately preceding the last day of the First Earnout Period or the Cumulative Earnout Period, as the case may be. Buyer agrees to keep adequate books of account with respect to Seller's business so that the gross profit of such business can be readily determined.

          In order to insure the parties hereto that both the Earnout and the Net Worth portions of the Purchase Price are computed by the Accountants in accordance with this Agreement and with GAAP in a fair and disinterested manner, the parties agree as follows:

          Each party shall have the right to examine during normal business hours such books and records of the other party as may be reasonably necessary in order to verify any determination of the Accountants under this Agreement. If any party disagrees with any such determination, then that party may submit, at its sole expense, within thirty (30) days an alternate determination prepared by a certified public accountant, which the other party may accept or reject in its reasonable discretion. If the other party rejects the alternate determination, then the contesting party shall be entitled to submit such dispute to a certified public accountant acceptable to both parties who shall determine the accuracy and correctness of the Accountant's original determination. Both parties shall each bear one-half (1/2) of the expenses of such certified public accountant. Any additional amounts payable by a party as a result of the other party's alternate determination shall be made within fifteen (15) days following the acceptance of such alternate determination or the resolution of such dispute, as the case may be.

          2.1.3.    Escrow Agreement. As security for the indemnities provided
                    ----------------
herein by Seller and Shareholders and to facilitate adjustments in the Purchase Price, Seller shall deposit in escrow with the escrow agent named in the Escrow Agreement attached hereto as EXHIBIT A (i) the sum of $262,353.00 in cash.
                             ---------

          2.1.4.    Marketability of Stock; Registration Rights Agreement. In
                    -----------------------------------------------------
order to provide Seller with a market for the shares of Stock issued to it as part of the Purchase Price, Buyer agrees, for a period of thirty-six (36) months, to file with the Securities and Exchange Commission (the "SEC") in a timely manner the reports required under SEC rules necessary to permit Seller to sell its shares of Stock (and to permit each of Seller's shareholders to sell his or its shares of Stock) under SEC Securities Act Rule 144.

          In addition, Buyer agrees to enter into, with Seller, a registration rights agreement in the form attached hereto as EXHIBIT B (the "Registration
                                                ---------
Rights Agreement"). The Registration Rights Agreement will grant to Seller and to each of Shareholders who acquires Stock from Seller the right to "piggyback" a registration of the Stock held by them on any primary or secondary offering of the Stock by the Company registered with the SEC to the extent permitted by SEC rules. This right will extend for a period of thirty-six (36) months from the Closing Date and be subject to the "market-out" provisions usually contained in such agreements. Because there may be other persons to whom Buyer has issued stock and with whom Buyer has a registration rights agreement, Seller's Stock will be registered and subject to sale, pro rata, with all other holders of Buyer's shares outstanding at the time Seller must elect to avail itself of its registration rights.

      2.2.     Assumed Liabilities. Buyer agrees to and will at the Closing
               -------------------
assume and agree to pay, discharge and perform when lawfully due only those liabilities, contracts, commitments and other obligations of Seller that are listed on SCHEDULE 2.2 hereto (the "Assumed Liabilities").
          ------------

      2.3.     Hegler Loans. As a part of the Purchase Price, Buyer and
               ------------
InfoCure, jointly and severally, will assume and agree to pay the Hegler loans which are currently due James R. Hegler. As of September 30, 1997, these loans are $395,103.00 in principal amount and bear interest at the rate of twelve percent (12%) per annum, and Seller and Shareholders agree that such loans will be that amount or less on the Closing Date (the "Hegler Debt"). The Hegler Debt will be repaid as follows:

               A. An amount in cash of $305,370.00 will be paid to Hegler on the Closing Date, which amount reflects the amount by which the value of Seller's cash in banks and money market shares is in excess of $250,000.00 as of September 30, 1997.

               B.   The balance of the Hegler Debt (i.e., $89,733.00) will be
                                                    ---
paid by the issuance by Buyer and InfoCure, jointly and severally, of its note, partially subordinate to Buyer's and InfoCure's obligations to its institutional lenders for borrowed money (the "Bank Debt"), dated October 1, 1997, and payable in sixty (60) equal consecutive monthly installments of principal and simple interest at ten percent (10%) per annum of $1,906.56, beginning on the first
(1st) day of the calendar month immediately following the Closing (the "Hegler Note"). The Hegler Note will contain a provision allowing Buyer to offset against Buyer's obligation to the holder thereof any liability Hegler may have to Buyer or its affiliates under this Agreement, Shareholders' Nonsolicitation and Noncompete Agreements and Hegler's Employment Agreement.

      In computing the amount of cash in banks and in money market shares available under this Section to pay the Hegler Debt, such amounts will be reduced by all properly accrued current liabilities which remain unpaid for a period of thirty (30) days or more from the date such current liabilities were incurred under GAAP.

      Either party may request the Accountants, as a part of this preparation of the Closing Date Balance Sheet to determine if there has been an initial overpayment or underpayment on the Hegler Debt, and, if so, then such excess or deficiency shall be made up by adjusting the amount of the next installment or installments due on the Hegler Note.

      2.4.     Allocation of the Purchase Price Among the Purchased Assets. The
               -----------------------------------------------------------
Purchase Price shall be allocated among each item or class of the Purchased Assets in accordance with SCHEDULE 2.4 hereto. Seller and Buyer agree that they
                          ------------
will prepare and file their federal and any state or local income tax returns based on such allocation of the Purchase Price. Seller and Buyer agree that they will prepare and file any notices or other filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

3.    CLOSING.

      3.1.     Time and Place of the Closing. The closing of the purchase and
               -----------------------------
sale of the Purchased Assets shall take place at the offices of either Katten, Muchin & Zavis, Chicago, Illinois, or Morris, Manning & Martin, L.L.P., Atlanta, Georgia, at 10:00 A.M., local time, on the second (2nd) business day following the date on which all conditions to Closing contained in Sections 9. and 10. have been satisfied or complied with or, if not all conditions have been satisfied or complied with, all such conditions which have not been so satisfied or complied with have been waived by the party entitled to the benefit of such condition. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."

      The parties agree to use their best efforts to cause all conditions to Closing to occur on or before November 30, 1997 and, if that is done, then the assets will be deemed to have been transferred as of the beginning of business on October 1, 1997, and the twenty-four (24) month periods referred to in the earnout shall be deemed to have begun on November 1, 1997, and the Closing Date Balance Sheet shall be dated September 30, 1997, but all documents shall be dated the date the Closing occurs and all representations, warranties and covenants shall extend to that date.

      3.2.     Procedure at the Closing. At the Closing, the parties agree to
               ------------------------
take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

               3.2.1. Seller, Hegler and Shareholders shall deliver to Buyer a Certificate in the form of EXHIBIT C hereto, certifying that each of the
                           ---------
conditions to the obligation of Buyer to purchase the Purchased Assets from Seller which is set forth in Section 9.1. through 9.8. of this Agreement has been satisfied.

               3.2.2. Buyer and InfoCure shall each deliver to Seller a Certificate in the form of EXHIBIT D hereto, certifying that each of the
                           ---------
conditions to the obligations of Seller to sell the Purchased Assets to Buyer which is set forth in Section 10. in this Agreement has been satisfied.

               3.2.3. Seller shall deliver to Buyer such deeds, bills of sale, endorsements assignments, lease assignments and estoppel agreements (duly executed by the lessor under the leases) and other instruments, including a Bill of Sale in the form of EXHIBIT E hereto and a Lease Assignment in the form of
                       ---------
EXHIBIT F hereto, as shall be sufficient to vest in Buyer good and marketable
---------
title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

               3.2.4. Buyer shall pay to Seller the cash portion of the Purchase Price (less amounts to be escrowed hereunder) by wire transfer or certified or bank cashier's check.

            3.2.5. Buyer shall deliver to Seller instruments, in the form of EXHIBIT G hereto, as shall be sufficient to effect the assumption by Buyer of
---------
the Assumed Liabilities.

            3.2.6. Buyer and Seller shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Purchased Assets and the Purchase Price.

4.    REPRESENTATIONS AND WARRANTIES OF SELLER, HEGLER AND SHAREHOLDERS.

      In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller, Hegler and Shareholders, jointly and severally, make the following representations and warranties as of the date hereof and as of the Closing Date:

      4.1.  Organization, Power and Authority of Seller. Seller is a corporation
            -------------------------------------------
duly organized and legally existing in good standing under the laws of Michigan and has full corporate power and authority to own or lease its properties and operate its business, to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

      The amount and character of Seller's business does not require Seller to qualify to do business in any foreign jurisdiction.

      All of Seller's issued and outstanding stock is owned by Shareholders, and no other person has any right, claim or beneficial interest in such shares or other interest in Seller which would adversely affect or interfere in any manner with this Agreement or the consummation of the transactions contemplated hereby or affect or interfere with the ownership and operation of the Purchased Assets and business by Buyer after the Closing.

      4.2.  No Subsidiaries and Affiliates. Except as set forth on SCHEDULE 4.2,
            ------------------------------                         ------------
Seller or Hegler has within the two (2) year period ending on the Closing Date never owned or controlled, and does not own or control, directly or indirectly, any stock, partnership interest, joint venture interest or other security, equity participation or interest in any corporation, partnership, trust or other business organization.

      4.3.  Financial Statements of Seller. Seller has delivered to Buyer the
            ------------------------------
following financial statements of Seller:

            4.3.1. Unaudited balance sheets at December 31 of each of the years 1994 and 1995;

            4.3.2. An audited balance sheet at December 31, 1996 (the cost of which shall be borne by Buyer);

            4.3.3. Unaudited statements of income for each year in the two (2) year period ended December 31, 1995;

            4.3.4. An audited statement of income and retained earnings and changes in stockholder's equity for the year ended December 31, 1996 (the cost of which shall be borne by Buyer); and

          4.3.5. An audited balance sheet, statement of income and retained earnings, changes in stockholder's equity, and cash flow for the nine (9) month period ended September 30, 1997 (the cost of which shall be borne by Buyer).

                  Such financial statements present fairly the financial position of Seller at each of such balance sheet dates and the results of its operations for each of the periods covered, and have been prepared in conformity and consistent with past practices except as may be disclosed in the notes thereto.

                  The audited balance sheet of Seller at September 30, 1997 (including the notes pertaining thereto), is referred to herein as the "Current Balance Sheet."

    4.4.  Liabilities of Seller. Except as set forth in SCHEDULE 4.4, Seller has
          ---------------------                         ------------
no liabilities or obligations (whether individually or in the aggregate), either accrued, absolute, contingent or otherwise, except:

          A. To the extent reflected or taken into account in determining shareholders' equity in the Current Balance Sheet and not heretofore paid or discharged;

          B. To the extent specifically set forth in or incorporated by express reference in any of the schedules attached hereto; and

          C. Normal liabilities incurred in the ordinary course of business, consistent with Seller's past practices, since the date of the Current Balance Sheet.

    4.5.  Tax Matters.
          -----------

          4.5.1.  Except as set forth on SCHEDULE 4.5, Seller has timely filed
                                         ------------
all tax returns and reports required to be filed by it, including, without limitation, all federal, state and local tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due or which are attributable to the conduct of Seller's business or ownership of the Purchased Assets prior to Closing. Seller will continue to make adequate provision for all such taxes and other charges for all periods through the Closing Date.

          Except as set forth on SCHEDULE 4.5, Seller, Hegler and Shareholders
                                 ------------
have no knowledge of any tax deficiency proposed or threatened against Seller. There are no tax liens upon any property or assets of Seller.

          Except as set forth on SCHEDULE 4.5, Seller has made all payments of
                                 ------------
estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

          4.5.2.  Except as set forth on SCHEDULE 4.5, all taxes and other
                                         ------------
assessments and levies which Seller was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity, and all such withholdings and collection and all other payments due in connection therewith as of the date of the Current Balance Sheet are duly reflected on the Current Balance Sheet.

            4.5.3. Except as set forth in SCHEDULE 4.5, the federal and state
                                          ------------
income tax returns and local returns, if any, of Seller have never been audited by the income tax authorities, nor are any such audits in process. Except as set forth in SCHEDULE 4.5, there are no outstanding agreements or waivers extending
         ------------
the statute of limitations applicable to any federal or state income tax returns of Seller for any period.

            4.5.4. Under its contracts with its customers for sales or licenses of Seller Software, to the knowledge of Seller, Hegler and Shareholders, such customers are liable for any and all sales or use taxes imposed by virtue of or with respect to such sales or licenses.

            4.5.5. During the time of Shareholders' ownership of Seller until the date hereof, Seller was and is an "electing small business corporation" (the "Election") within the meaning of Section 1371, et. seq. of the Internal Revenue
                                                --  ---
Code. Until the Closing Date, neither Shareholders or Seller will take any action whatsoever which will terminate, or cause to be terminated, the Election.

      4.6.  Real Estate of Seller.
            ---------------------

            4.6.1. Seller does not own any real property.

            4.6.2. The leases described in SCHEDULE 4.6 cover all of the real
                                           ------------
estate leased, used or occupied by Seller in connection with its business (collectively, the "Real Property"). Except as set forth in SCHEDULE 4.6, the
                                                            ------------
leases described in SCHEDULE 4.6 are in full force and effect and Seller holds a
                    ------------
valid and existing leasehold interest under each of such leases. Seller has delivered to Buyer complete and accurate copies of such of the leases described in SCHEDULE 4.6 and none of such leases has been modified, except to the extent
   ------------
that such modifications are disclosed by the SCHEDULE 4.6.
                                             -------------

            Seller is not in default and no circumstances exist which would result in a default, under any of such leases, and to the best knowledge of Seller, Hegler and Shareholders, no other party to such leases has the right to terminate, accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such leases. To the best knowledge of Seller, Hegler and Shareholders, no lessor under any such lease is in default under any of such leases.

            4.6.3. Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, granted a security deed, subleased or encumbered any interest in any of the leaseholds or subleaseholds described in SCHEDULE 4.6.
                                                       ------------

      4.7.  Good Title to and Condition of Seller's Assets.
            ----------------------------------------------

            4.7.1. Seller has good and marketable title to all of the Purchased Assets (other than its interest in its leasehold premises), free and clear of all Encumbrances, except for (i)

Encumbrances for current taxes, assessments or government changes or levies on property not yet due or delinquent or (ii) Encumbrances related to Assumed Liabilities (Encumbrances of the type described in clauses (i) and (ii) above are sometimes referred to as "Permitted Encumbrances") which are set forth in
SCHEDULE 4.7.
------------

            4.7.2. The inventory and supplies of Seller consist of items of a quality and quantity usable and saleable in the normal course of Seller's business at values in the aggregate at least equal to the values at which such items are carried on its books. The values of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off.

            The value at which such inventories are carried on the Current Balance Sheet reflects the normal inventory valuation policies of Seller, stating inventories at the lower of cost or market on a first-in first-out basis, all determined in accordance with generally accepted accounting principles.

      4.8.  Receivables of Seller.  Seller has previously  delivered to Buyer a
            ---------------------
complete list of all receivables of Seller as of September 30, 1997, including accounts receivable, notes receivable and insurance proceeds receivable. To the best knowledge of Seller, Hegler and Shareholders, all of the receivables listed thereon or set forth or reflected in the Current Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date will be valid accounts receivable which are or will be current and collectible.

      4.9.  Intellectual Property Rights of Seller.
            --------------------------------------

            4.9.1. SCHEDULE 4.9.1 (i) contains a complete list of each
                   --------------
registration of patents, copyrights, trademarks, service marks, trade names, maskworks, other Intangibles and Software (collectively "Registrations") which have been issued to Seller; (ii) identifies each pending Registration of Seller with respect to the Intangibles and Software (defined in Section 4.9.2.(M));
(iii) identifies all of Seller's applications for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied and (iv) specifies any advice to Seller with respect to the Registration or protectability of the Intangibles and Software, summarizing such advice.

            SCHEDULE 4.9.1 also identifies (i) each license agreement or other
            --------------
written or oral agreement or permission ("License Agreement") which Seller has granted to any third party with respect to any of the Intangibles or Software;
(ii) each item of the Intangibles and Software used or possessed by Seller that any third party owns and the license, sublicense, agreement or other permission in connection therewith (the "Third Party License Agreement"), together with the term thereof, and all royalties or other amounts due thereon and (iii) each source code escrow agreement entered into by Seller and relating to such Intangibles and Software.

            Seller has supplied Buyer with correct and complete copies of all License Agreements and Third Party License Agreements, and except as specified in SCHEDULE 4.9.1 all License Agreements and Third Party License Agreements may
   --------------
be assigned to Buyer free of cost or expense without obtaining the consent or approval of any other person.

            Seller has complied with all License Agreements and Third Party License Agreements, and to the best of Seller's, Hegler's and Shareholders' knowledge all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any of the License Agreements or Third Party License Agreements.


            4.9.2.

                  A.  SCHEDULE 4.9.2 is an accurate and complete list and
                      --------------
description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

                      (i) All Software owned by Seller or under development by Seller ("Owned Software").

                      (ii) All Software, other than the Owned Software, that is either (x) offered or provided to customers of Seller when the Owned Software is licensed to such customers or (y) used by Seller to provide services to customers of Seller which services utilize the Owned Software (collectively, "Customer Software"; the Owned Software and the Customer Software are collectively referred to as the "Seller Software").

                      (iii) All Software, other than Seller Software, that is licensed or marketed to or from third parties or otherwise used by Seller for any purpose whatsoever (collectively, "Other Software").

                  B.  To the extent not set forth in SCHEDULE 4.9.1, SCHEDULE
                                                     --------------  --------
4.9.2 separately sets forth an accurate and complete list and description of
-----
each copyright, trademark, trademark application or registration, service mark, service mark application or registration, patent application or registration, and name and logo included in the Intangibles (as defined below in this Section) owned, marketed or licensed by Seller to or from third parties, used or under development by Seller. SCHEDULE 4.9.2 indicates Seller's ownership of such items
                       --------------
or the source of Seller's right to use such items.

                  C. No Software other than the Owned Software, Customer Software and Other Software is required to operate Seller's business as currently conducted and as contemplated by existing Seller Software product and service plans.

                  D.  Except as explained on SCHEDULE 4.9.2, Seller has good and
                                             --------------
marketable title to the Owned Software and Intangibles attributable to the Owned Software, and has the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate Seller's business as currently conducted, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of Seller's business as currently conducted.

                  E. No rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Seller takes any such action in its business as currently conducted.

                  F. With respect to Software which is licensed by Seller to third parties or used in connection with the providing of services to third parties:

                      (i) Seller maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Seller;

                      (ii) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

                      (iii) Such Software is written in the language set forth on SCHEDULE 4.9.2, for use on the hardware set forth on SCHEDULE 4.9.2 with
   --------------                                       --------------
standard operating systems;

                      (iv) Such Software can be maintained and modified by reasonable competent Seller programmers familiar with such language, hardware and operating systems; and

                      (v) In each case the Software operates in accordance with the user manual thereof without operating defects of any material nature.

                  G.  None of the Software or Intangibles listed on SCHEDULE
                                                                    --------
4.9.1 or SCHEDULE 4.9.2, or their respective past or current uses by or through
-----    --------------
Seller has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any person. Seller has adequately maintained all trade secrets and copyrights with respect to the Software. Seller has performed all obligations imposed upon it with regard to the Customer Software and Other Software which are required to be performed by it on or prior to the date hereof, and neither Seller nor, to the knowledge of Seller, Hegler and Shareholders, any other party, is in breach of or default thereunder in any respect, nor to Seller's, Hegler's or Shareholders' knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder.

                  H. To the knowledge of Seller, Hegler and Shareholders, no person is violating or infringing upon, or has violated or infringed upon at any time, any of Seller's proprietary rights to any of the Software or Intangibles listed on either SCHEDULE 4.9.1 or SCHEDULE 4.9.2.
                 --------------    --------------

                  I.  None of the Software or Intangibles listed on SCHEDULE
                                                                    --------
4.9.1 and SCHEDULE 4.9.2 are owned by or registered in the name of Shareholders,
-----     --------------
any current or former owner, or shareholder, other shareholder, partner, director, executive, officer, employee, salesman, agent, customer, contractor of Shareholders or representative nor does any such person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 4.9.2, Seller has granted no third party
                              --------------
any exclusive rights related to any Owned Software.

                  J. No litigation is pending and no claim has been made against Seller or, to the knowledge of Seller, Hegler or Shareholders, is threatened, which contests the right of Seller to sell or license to any person or use any of the Owned Software, Customer Software or Other Software. No former employer of any employee or consultant of Seller has made a claim against Seller or, to the knowledge of Seller, Hegler and Shareholders, against any other person, that Seller or such employee or consultant is misappropriating or violating the Intangibles of such former employer.

                  K. Seller is not a party to or bound by and, upon the consummation of the transactions contemplated by this Agreement, Buyer will not be a party to or bound by (as a result of any acts or agreements of Seller), any license or other agreement requiring the payment by Seller or its assigns of any royalty or license payment, excluding such agreements relating to the Customer Software to the extent such royalty or license payment is expressly set forth on
SCHEDULE 4.9.2.
--------------

                  L.  Except as set forth in SCHEDULE 4.9.2, the Owned Software,
                                             --------------
Customer Software, and Other Software and the information used by Seller, and the Intangibles thereunder, are fully transferable to Buyer in the manner contemplated in this Agreement (in, object code, and if applicable, source code forms, including all related documentation, to the extent that such documentation has been created).

                  M. For purposes of this Agreement, "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

                  "Intangible" means:

                      (i) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                      (ii) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof and all goodwill associated therewith;

                      (iii) Copyrights and registrations and applications for registration thereof;

                      (iv) Maskworks and registrations and applications for registration thereof;

                      (v) All right, title and interest in all computer software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

                      (vi) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how (excluding know-how unrelated to the Owned Software, Customer Software, Other Software, or Seller's business or products), manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                      (vii)  Other proprietary rights;

                      (viii) All income, royalties, damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

                      (ix)   All rights to use all of the foregoing forever; and

                      (x) All other rights in, to, and under the foregoing in all countries.

            4.9.3. Except as noted in SCHEDULE 4.9.3, the Owned Software and to
                                      --------------
the knowledge of Seller, Hegler and Shareholders, the Customer Software and Other Software, are "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

                   A. The functions, calculations, and other computing processes of the Owned Software, Other Software and Customer Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000, and whether or not the dates are affected by leap years;

                   B. The Owned Software, Other Software, and Customer Software accept, store, sort, extract, sequence, and otherwise manipulate date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used, whether before, on, or after January 1, 2000;

                   C. The Owned Software, Other Software, and Customer Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Owned Software, Other Software, and Customer Software, whether before, on, or after January 1, 2000;

                   D. The Owned Software, Other Software, and Customer Software accept and respond to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and accurate manner; and

                   E. The Owned Software, Other Software, and Customer Software display, print, and provide electronic output of date information in ways that are unambiguous as to the determination of the century.

            4.9.4. Without limiting any of the foregoing, to the best knowledge of Seller, Hegler and Shareholders, none of Seller's officers, directors, employees or independent contractors have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any person other than Seller, any trade secrets or proprietary information, including, without limitation, the source codes for Seller Software.

            SCHEDULE 4.9.4 identifies all individuals compensated at an annual
            --------------
rate in excess of $30,000.00 who have contributed to the development of the Owned Software.

            4.9.5. Seller Software:

                   A. Performs in accordance with all published specifications for such Programs;

                   B. Complies with all other published documentation, descriptions and literature with respect to such Programs; and

                   C. Complies with all representations, warranties and other requirements specified in all of Seller's License Agreements.

            4.9.6. Except as set forth on SCHEDULE 4.9.6, neither Shareholder
                                          --------------
nor Hegler has an ownership right or other interest in any Software or Intangibles.

            4.9.7. All Seller's contracts with customers (collectively "Customer Contracts") for specific customers, whether completed or outstanding, were or are evidenced by written agreements containing provisions reasonably equivalent to those contained in SCHEDULE 4.9.7 hereto, with only such changes as would not
                      --------------
affect the rights of Buyer as assignee thereof and would not impose on Buyer, as assignee thereof, any additional obligations.

            No Customer Contract provided for the transfer to the customer therein of any Intangibles relating to Seller Software as to which Seller thereafter shall have no further rights. No current Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any of the Intangibles relating to Seller Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Seller royalties and other amounts comparable to those under such Customer Contract.

            Except as set forth on SCHEDULE 4.9.7, each past or present customer
                                   --------------
of Seller and each past or present customer of Seller to whom Seller disclosed any of the Intangibles relating to Seller Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Seller in the Intangibles relating to Seller Software.

      4.10. Adequacy of Seller's Assets. The Purchased Assets constitute, in the
            ---------------------------
aggregate, all of the property necessary for the conduct of Seller's business in the manner in which and to the extent to which it is currently being conducted.

      4.11. Documents of and Information With Respect to Seller.
            ---------------------------------------------------

            4.11.1. SCHEDULE 4.11 accurately and completely sets forth a true
                    -------------
and complete list of all of the contracts of Seller which are material to the Purchased Assets or Seller's business (the "Material Contracts"), including, without limitation, the following:

                    A. Each policy of insurance in force with respect to the assets and properties of Seller and each of the performance or other surety bonds maintained by Seller in the conduct of its business;

                    B. Each promissory note, loan, credit agreement, guarantee, security agreement or similar document or instrument to which Seller is a party or by which it is bound;

                    C. Each lease of personal property to which Seller is a party or by which it is bound which involves rental payments which, if annualized, would exceed $5,000.00;

                    D. Any other agreement, contract or commitment to which Seller is a party or by which it is bound which involves a future commitment by Seller in excess of $5,000.00 and which cannot be terminated without liability on ninety (90) days or less notice; and

                    E. The name of each bank in which Seller has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.

            The contracts listed on SCHEDULE 4.11 together with the License
                                    -------------
Agreements and Third Party License Agreements listed on SCHEDULE 4.9.1 are
                                                        --------------
referred to herein as the "Material Contracts."

            Seller has previously furnished Buyer with a true and complete copy of each such agreement, contract or commitment listed in SCHEDULE 4.11. There
                                                         -------------
has not been any default in any obligation to be performed by Seller, nor to the best knowledge of Seller, Hegler and Shareholders, any other party, under any such instrument. Except as set forth on SCHEDULE 4.9.1 and SCHEDULE 4.11, Seller
                                        --------------     -------------
is not a party to or bound by any other Material Contracts.

            All Material Contracts have been entered into in the ordinary course of business, are on normal and reasonable commercial terms and are not unduly favorable to the parties thereto other than Seller. To the best knowledge of Seller, Hegler and Shareholders, no Material

Contract will likely result in a loss to Seller upon completion of performance or which cannot readily be fulfilled or performed by Seller in accordance with its terms without undue or unusual expenditures of money or effort.

            4.11.2. Seller carries insurance, which is adequate in character and amount, with reputable insurers, covering all of its assets, properties and business, and it has provided all required performance or other surety bonds.

            All premiums and other payments which become due under the policies of insurance listed in SCHEDULE 4.11.2 have been paid in full and, to the extent
                       ---------------
relating to periods prior to the Closing Date, will be paid in full on or prior to the Closing Date. All of such policies are now in full force and effect and Seller has received no notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. No insurer has the right to make retrospective premium adjustments with respect to any of such policies.

            Except as set forth in SCHEDULE 4.11.2, Seller has received no
                                   ---------------
notification from any insurer, agent or broker denying or disputing any claim made by Seller or denying or disputing any coverage for any such claim or the amount of any claim. Except as set forth in Schedule 4.11.2, Seller has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

            4.11.3.SCHEDULE 4.11.3 sets forth a complete list of all of Seller's
                   ---------------
current customers (defined as having received products or services from Seller within the last three (3) years) by category and the month of September, 1997, and year-to-date (through September 30, 1997) revenue of Seller by category for certain periods set forth therein.

      4.12. Litigation Involving Seller, Hegler and Shareholders. Except as set
            ----------------------------------------------------
forth on SCHEDULE 4.12, there are no actions, suits, claims, governmental
         -------------
investigations or arbitration proceedings pending or, to the best knowledge of Seller, Hegler and Shareholders, threatened against or affecting Seller or any of its assets or properties or Shareholders with respect to or relating to Seller and, to the best of the knowledge of Seller, Hegler and Shareholders, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Seller is or was a party.

      4.13. No Adverse Change. Since the date of the Current Balance Sheet, all
            -----------------
changes in the business or properties of Seller, or in its consolidated financial condition, including changes occurring in the ordinary course of business, have not had or will not have an adverse effect on the business, properties, financial condition, business prospects or operating results of Seller. There is not, to the best knowledge of Seller, Hegler and Shareholders, any threatened or prospective event or condition of any character whatsoever which could adversely affect the assets, properties, business, financial condition or results of operations of Seller.

      4.14. Absence of Certain Acts or Events. Except as disclosed in SCHEDULE
            ---------------------------------                         --------
4.14, since the date of the Current Balance Sheet, Seller has not:
----
            A. Sold or transferred any of its assets other than in the ordinary course of business;

            B. Made or obligated itself to make capital expenditures aggregating more than $10,000.00;

            C. Incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby;

            D. Suffered any theft, damage, destruction or casualty loss in excess of $5,000.00; or

            E.     Except as disclosed on SCHEDULE 4.14, declared or paid any
                                          -------------
dividends or made any other distributions with respect to its shares or redeemed or purchased any of its shares.

      4.15. Compliance With Laws by Seller.
            ------------------------------

            4.15.1. To the knowledge of Seller, Hegler and Shareholders, Seller is in compliance with all laws, regulations and orders applicable to Seller, its assets, properties and business. Seller has not received notification of any asserted past or present failure to comply with any laws, and to the best of the knowledge of Seller, Hegler and Shareholders, no proceeding with respect to any such violation is contemplated.

            4.15.2. To the knowledge of Seller, Hegler and Shareholders, Seller has not made any payment of funds prohibited by law in connection with the business of Seller, and no funds have been set aside to be used in connection with the business of Seller for any payment prohibited by law.

      4.16. Employment and Labor Matters.
            ----------------------------

            4.16.1. SCHEDULE 4.16 lists all employees and agents who on the date
                    -------------
hereof perform services on a regular basis in the business operations of or for Seller. No such employee or agent has terminated or given notice of termination of his employment as of the date hereof, nor, to the knowledge of Shareholders, Hegler or Seller, plans to refuse employment with Buyer after the Closing Date.

            4.16.2. To the knowledge of Seller, Hegler and Shareholders, Seller has complied with all applicable federal, state and local laws, rules and regulations and ordinances respecting health, safety and working conditions of its employees, including, without limitation, the Occupational Safety and Health Act of 1970, Pub. L. 91-596, as amended, and all similar applicable federal, state and local laws, rules, regulations and ordinances, and has provided

Buyer with copies of all reports filed and notices provided under any such laws, rules, regulations and ordinances during the last five (5) years.

            To the knowledge of Seller, Hegler and Shareholders, Seller's operations do not involve any unusual risk to the health or safety of its employees (including, without limitation, any risk associated with hazardous airborne contaminants or hazardous chemicals or waste materials).

            4.16.3. Seller is not a party to any agreement, contract or arrangement, written or oral, providing for any payments to any person resulting from the consummation of the transactions contemplated hereby, except for payments to holders of shares of Seller's capital stock. Seller's obligation to make any such payments shall constitute Excluded Liabilities.

      4.17. Employee Benefits Matters.
            --------------------------

            4.17.1. SCHEDULE 4.17.1 lists all plans, programs, and similar
                    ---------------
agreements, commitments or arrangements, whether oral or written, maintained by or on behalf of Seller or any other party that provide benefits or compensation to, or for the benefit of, current or former employees of Seller ("Plan" or "Plans"). Except as set forth on SCHEDULE 4.17.1 only current and former
                                 ---------------
employees of Seller participate in the Plans. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent three (3) years, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent three (3) years, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and all of the same are or will be true, correct and complete.

            4.17.2. With respect to each Plan to the extent applicable:

                    A. No litigation or administrative or other proceeding is pending or threatened involving such Plan;

                    B. To the knowledge of Seller, Hegler and Shareholders, such Plan has been administered and operated in substantial compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code;

                    C. Seller and its predecessors, if any, have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan;

                    D. Such Plan is fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof, or the Current Balance Sheet contains adequate reserves or paid-up insurance has been provided, therefor;

                    E. On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the Closing Date, or adequate reserves will be set up on Seller's books and records, or paid-up insurance will be provided, therefor; and

                    F. Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four (4) years prior hereto any increase in the liabilities of such Plan beyond increases typically experienced by employers similar to Seller.

      4.18. Due Authorization; Binding Obligation. The execution, delivery and
            -------------------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller, Hegler and Shareholders and is a valid and binding obligation of each of them, enforceable in accordance with its terms.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

            A. Conflict with or violate any provision of the articles of incorporation or bylaws of Seller, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Seller, Hegler or Shareholders; or

            B. Result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Seller, Hegler or Shareholders or the assets and properties of Seller, Hegler or Shareholders.

      Without limiting the generality of the foregoing, neither Seller, Hegler or Shareholders is a party to any continuing agreement or understanding, made by him or it or on his or its behalf, which limits in any way the ability of:

            A. Seller, Hegler and Shareholders to enter into this Agreement and perform their respective obligations hereunder;

            B. Seller to sell the Purchased Assets to Buyer and Buyer to purchase the Purchased Assets, all on the terms and subject to the conditions set forth herein; or

            C. The parties hereto to consummate the transactions contemplated hereby, nor has Seller, Hegler or Shareholders breached any such agreement, or any prior agreement, which breach would entitle the other party thereto to any equitable or monetary remedies.

      4.19. Consents and Approvals. Except as set forth in SCHEDULE 4.19, no
            ----------------------                         -------------
consent, authorization or approval of, or exemption by, or filing with, any governmental, public or self-regulatory body or authority (a "Governmental Agency") or any other third party, including, without limitation, the licensors of any Software, is required in connection with the execution, delivery and performance by Seller, Hegler or Shareholders of this Agreement or the consummation of the transactions contemplated hereby or thereby or for the continuation by Buyer of the business of Seller after the Closing in the same manner as presently conducted or proposed to be conducted.

      4.20. Related Party Transactions. Except as set forth in SCHEDULE 4.20,
            --------------------------                         -------------
Seller is not directly or indirectly a party to any contract, agreement, or lease with, or any other commitment to:

            A. Shareholders, Hegler or any other party owning, or formerly owning, beneficially or of record, directly or indirectly, any of the shares of capital stock of Seller;

            B. Any person related by blood, adoption or marriage to any such party;

            C.  Any director or officer of Seller;

            D. Any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest in the share capital or other type of equity interest in such entity; or

            E. Any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "Related Parties").

      Without limiting the generality of the foregoing, except as disclosed in SCHEDULE 4.20,
   -------------

            A. No Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in the business of Seller; and

            B. No Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (x) which is or which within the last three (3) years has been a competitor, customer or supplier of Seller or has done business with Seller, or (y) which as of the date hereof sells or distributes products or services which are similar or related to Seller's products or services.

      4.21. Accuracy of Information Furnished by Seller, Hegler and
            -------------------------------------------------------
            Shareholders.
            ------------
No representation, statement or information in writing made or furnished by Seller, Hegler or Shareholders or by any of them to Buyer, including, without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by Seller to Buyer in writing, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

      4.22. Customer Prepayments. Set forth on SCHEDULE 4.22 is a list of all
            --------------------               -------------
existing contracts pursuant to which Seller is obligated to perform services relating to its software products, including the amount of prepayments received by Seller as of September 30, 1997, under such contracts, a description of the services yet to be performed for which payment has been received, and the number of employee hours Seller reasonably estimates must be expended by its employees to complete such services. Such contracts are based on a good faith estimate basis rather than a fixed bid basis. Also set forth on SCHEDULE 4.22 is a list
                                                       -------------
of all products and services prepaid and not yet delivered or provided.

      4.23. Books and Records. The books of account and other financial records
            -----------------
to be transferred to Buyer pursuant hereto are complete and correct, are maintained in accordance with all applicable laws, and are accurately reflected in the Financial Statements. Seller has provided to Buyer and its representatives true and complete copies of or access to all minute books, stock register and other corporate records of Seller existing on the date hereof.

5.    REPRESENTATIONS AND WARRANTIES OF BUYER AND INFOCURE.

      In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, Buyer and InfoCure, jointly and severally, makes the following representations and warranties:

      5.1.  Organization, Power and Authority of Buyer. Buyer is a corporation
            ------------------------------------------
duly organized and validly existing under the laws of the State of Michigan, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

      5.2.  Due Authorization; Binding Obligation. The execution, delivery and
            -------------------------------------
performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

            A. Conflict with or violate any provision of the articles of incorporation or bylaws of Buyer or of any decree or order of any court or administration or other governmental body which is either applicable to, binding upon or enforceable against Buyer; or

            B. Result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Buyer.

      5.3.  Accuracy of Information Furnished by Buyer. No representation,
            ------------------------------------------
statement or information made or furnished by Buyer to Seller in writing contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

      5.4.  Accuracy of Information Furnished by Buyer and InfoCure. No
            -------------------------------------------------------
representation, statement or information in writing made or furnished by Buyer or InfoCure or by both of them to Seller, Hegler and Shareholders, including, without limitation, those contained in this Agreement and the various schedules attached hereto and the other information and statements previously furnished by Buyer to Seller in writing, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein in light of circumstances in which they were made, not misleading.

      5.5.  Litigation Involving Buyer and InfoCure. Except as set forth on
            ---------------------------------------
SCHEDULE 5.5, there are no actions, suits, claims, governmental investigations
-------------
or arbitration proceedings pending or, to the best knowledge of Buyer and InfoCure, threatened against or affecting Buyer or any of its assets or properties or InfoCure or any of its assets or properties and, to the best of the knowledge of Buyer and InfoCure, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which Buyer or InfoCure is or was a party.

      5.6.  No Adverse Change. Since October 31, 1997, all changes in the
            -----------------
business or properties of Buyer or InfoCure, or in their consolidated financial condition, including changes occurring in the ordinary course of business, have not had or will not have an adverse effect on the business, properties, financial condition, business prospects or operating results of Buyer or InfoCure. There is not, to the best knowledge of Buyer and InfoCure, any threatened or prospective event or condition of any character whatsoever which could adversely affect the assets, properties, business, financial condition or results of operations of Buyer or InfoCure.

6.    ADDITIONAL COVENANTS OF SELLER AND SHAREHOLDERS.

      6.1.  Best Efforts. Seller and Shareholders will each use its or his best
            ------------
efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Section 9. to the obligation of Buyer to purchase the Purchased Assets.

      6.2.  Conduct of Business Pending the Closing. From and after the
            ---------------------------------------
execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of Buyer:

            6.2.1. Seller will: (i) conduct its business and operations in the manner in which the same have heretofore been conducted; (ii) preserve its business organization intact; (iii) keep available the services of its officers, employees, agents and distributors and (iv) preserve its relationships with customers, suppliers and others having dealings with Seller;

            6.2.2. Seller will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by unavoidable casualty excepted, and to maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its business as are in effect on the date of this Agreement;

            6.2.3 Seller will: (i) not sell or transfer any of its assets other than in the ordinary course of business consistent with past practices or (ii) not incur any material obligations or liabilities or enter into any material transaction, contract, arrangement or agreement without the prior written consent of Buyer; and

            6.2.4. Seller will not increase the compensation payable or to become payable to any director, officer, employee or agent of Seller, make any profit-share payment or other arrangement (whether current or deferred) to or with any director, officer, employee or agent, hire any employee, officer or director, consultant, or agent without the prior written approval of Buyer.

      6.3.  Access to Seller's Plants, Properties and Records. From and after
            -------------------------------------------------
the execution and delivery of this Agreement, Seller will afford to the representatives of Buyer access, during normal business hours and upon reasonable notice, to Seller's premises sufficient to enable Buyer to inspect the assets and properties of Seller, and Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as Buyer may reasonably request; provided, however, that any furnishing of such information to Buyer and any investigation by Buyer shall not affect the right of Buyer to rely on the representations and warranties made by Shareholders or Seller in or pursuant to this Agreement, and, provided further that Buyer will hold in confidence all documents and information concerning Seller so furnished, and, if the sale of the Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained in accordance with the nondisclosure agreement between Buyer and Seller dated September 4, 1997.

      6.4.  No Other Discussions. Commencing on the date hereof and extending
            --------------------
through and including the earlier of the Closing Date or termination of this Agreement pursuant to Section 13.3., Seller will, and Shareholders will use Shareholders' best efforts to cause Seller to, discontinue negotiations with others and will not continue or enter into discussions or negotiate with or entertain or accept the unsolicited offer of any other party concerning the potential sale of all or any part of the assets or shares of Seller or the merger, consolidation or other business combination of Seller with any person other than Buyer. Seller will, and Shareholders will use Shareholders' best efforts to cause Seller to, notify Buyer of any offers or inquiries with respect thereto and provide copies of any written offers or proposals.

      6.5.  Employee Benefit Plans and Termination of Employment of Certain of
            ------------------------------------------------------------------
Seller's Employees. Seller, Buyer, and Shareholders hereby covenant and agree as
------------------
follows with regard to all ERISA Plans (as defined in Section 4.17.3. hereof) maintained by Seller and with respect to the termination of employment of Seller employees by Buyer following the closing:

            A. Benefit Plans. Shareholders and Seller covenant and agree to hold
               -------------
Buyer harmless from and indemnify Buyer against all liabilities for any benefits payable under any Benefit Plan as of the Closing Date.

            B. Health Insurance. Seller and Shareholders hereby covenant and
               ----------------
agree that Seller will promptly pay (or properly accrue on the Closing Date Balance Sheet) all obligations that are payable under any health insurance plan maintained by Seller or Seller as of the Closing Date.

            C.  Disability  Insurance.  Seller will  promptly  pay (or  properly
                ---------------------
accrue on the Closing Date Balance Sheet) all obligations that are payable under any disability plan maintained by Seller as of the Closing Date with respect to any Seller employee.

            D.  Bonuses. Seller and Shareholders hereby covenant and agree that
                -------
Seller will pay all bonuses earned by employees or former employees of Seller as of the Closing Date. Buyer shall have no liability for bonuses earned or expected as of the Closing Date.

            E.  COBRA and HIPAA. Seller hereby covenants and agrees that it will
                ---------------
promptly deliver to all employees of Seller, and such employees' dependents, appropriate notices and documentation under applicable provisions of the Consolidated Budget Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996.

            F.  Prior Service Credit for 401(k), Employee Stock Option and
                ----------------------------------------------------------
Employee Stock Purchase Plans. In determining whether an employee of Buyer has
-----------------------------
met the waiting period requirement for participation in Buyer's 401(k), Employee Stock Option and Employee Stock Purchase Plans, Buyer hereby covenants and agrees to provide such employee with credit for time employed by Seller.

            G.  Termination of Employment of Certain Employees. The parties
                ----------------------------------------------
acknowledge that upon the Closing Date, Buyer intends to terminate the employment of certain of Seller's employees, whose employment Seller and Shareholders have represented and warranted to be "at will."

7.    OTHER COVENANTS OF SHAREHOLDERS AND HEGLER.

      In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Shareholders and Hegler agree with Buyer as follows:

      7.1.  No Other Discussions. Commencing on the date hereof and extending
            --------------------
through and including the earlier of the Closing Date or termination of this Agreement pursuant to Section 13.3., Shareholders and Hegler will discontinue negotiations with others and will not enter into discussions or negotiate with or entertain or accept the unsolicited offer of any other party concerning the potential sale of all or any part of the assets or shares of Seller or the merger or consolidation or other business combination of Seller with any person other than Buyer. Shareholders and Hegler will notify Buyer of any offers or inquiries with respect thereto and provide copies of any written offers or proposals.

      7.2.  Best Efforts; Cooperation With Accountants. Shareholders and Hegler
            ------------------------------------------
will use their best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Section 9. to the obligation of Buyer to purchase the Purchased Assets and will cooperate with the Accountants in the preparation of the Closing Date Balance Sheet.

8.    ADDITIONAL COVENANTS OF BUYER AND INFOCURE.

      8.1.  Best Efforts. Each of Buyer and InfoCure will use its best efforts
            ------------
to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Section 10. to the obligation of Seller to sell the Purchased Assets pursuant to this Agreement.

9.    CONDITIONS TO THE OBLIGATION OF BUYER AND INFOCURE.

      The obligation of Buyer and InfoCure to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Buyer and InfoCure and any one (1) or more of which may be waived by either Buyer or InfoCure:

      9.1.  Accuracy of Representations and Warranties and Compliance With
            --------------------------------------------------------------
Obligations. The representations and warranties of Shareholders, Hegler and
-----------
Seller contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

      Shareholders, Hegler and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

      Shareholders, Hegler and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by Shareholders, Hegler and the President of Seller, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with.

      9.2.  Opinion of Counsel. Buyer shall have received an opinion dated the
            ------------------
Closing Date from Shinners & Cook, P.C., counsel for Seller, Hegler, the J. Hegler Trust and the P. Hegler Trust and from Smith, Bovill, Fisher, Meyer & Borchard, P.C., counsel for Representative, substantially in form and substance as set forth on EXHIBIT H attached hereto.
                ---------

      9.3.  Receipt of Necessary Consents.  Except as described on SCHEDULE
            -----------------------------                          --------
4.19, all necessary consents or approvals of third parties to any of the
----
transactions contemplated hereby, the absence of which would affect Buyer's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to Buyer.

      9.4.  No Adverse Litigation. There shall not be pending or threatened any
            ---------------------
action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own the Purchased Assets or to operate the business formerly operated by Seller and which, in the judgment of Buyer, makes it inadvisable to proceed with the purchase of the Purchased Assets.

      9.5.  Agreements Concurrently With the Closing. Hegler shall have entered
            ----------------------------------------
into a restrictive covenant agreement (the "Restrictive Covenant Agreement") and an employment agreement (the "Employment Agreement") with Buyer, substantially in the forms of EXHIBIT I and EXHIBIT J hereto, respectively, and as of the
                ---------     ---------
Closing Date each of the Restrictive Covenant Agreement and the Employment Agreement will be in full force and effect. In addition, Seller and Shareholders shall enter into a Subscription Agreement in the form of EXHIBIT K.
                                                         ---------

      9.6.  Directors and Shareholder Resolutions; Good Standing. Seller shall
            ----------------------------------------------------
have delivered to Buyer a certificate from the Michigan Department of Consumer and Industry Services, Corporation, Security and Land Development Bureau evidencing the good standing of Seller as of a recent practicable date, and a certified copy of the resolutions of the Directors and shareholders of Seller approving the execution, delivery and performance by Seller of this Agreement and all the other transactions to be taken by Seller contemplated herein.

      9.7.  Assignment of Intellectual Property. At or prior to Closing,
            -----------------------------------
Shareholders shall assign to Buyer any rights they may have in or to the Software and Intangibles.

      9.8.  Employee Covenants Agreements. Each employee, agent, officer and
            -----------------------------
director of Seller listed on SCHEDULE 9.8 shall have executed and delivered to
                             ------------
Buyer a restrictive covenants agreement in favor of Buyer in the form of EXHIBIT
                                                                         -------
M.
-

      9.9.  Buyer's Lender's Approval. On or before November 20, 1997, Buyer
            -------------------------
shall have obtained the commitment of Finova Capital Corporation ("Finova") to make a term loan or loans to Buyer sufficient to fund fully all of Buyer's obligations under this Agreement to pay the cash portion of the Purchase Price (the "Finova Commitment"). The term of the loan shall be sufficient so that such loan can be amortized over a period of no less than five (5) years.

      9.10. Lender's Loan. On or before the Closing, Finova shall have made to
            -------------
Buyer a term loan equal to or in excess of the cash portion of the purchase price, but in no event less than $3,000,000.00, on the same terms and conditions as set out in the Finova Commitment.

10.   CONDITIONS TO OBLIGATION OF SELLER.

      The obligation of Seller to sell the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions, each of which is for the benefit of Seller and any one (1) or more of which may be waived by it:

      10.1. Accuracy of Representations and Warranties and Compliance With
            --------------------------------------------------------------
Obligations. The representations and warranties of Buyer and InfoCure contained
-----------
in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time.

      Buyer and InfoCure shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.

      Each of Buyer and Infocure shall have delivered to Seller a certificate, dated as of the Closing Date and signed by each of their respective Presidents, certifying that such representations and warranties are thus true and correct and that all such obligations have been thus performed and complied with.

      10.2. Opinion of Counsel. Seller shall have received an opinion, dated the
            ------------------
Closing Date, from Morris, Manning & Martin L.L.P., counsel to Buyer and InfoCure, substantially in form and substance as set forth in EXHIBIT L attached
                                                              ---------
hereto.

      10.3. No Adverse Litigation. There shall not be pending or threatened any
            ---------------------
action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Purchased Assets by Seller or any other transaction contemplated hereby or which, in the judgment of Seller, makes it inadvisable to proceed with the sale of the Purchased Assets.

11.   ADDITIONAL AGREEMENTS.

      11.1. Execution of Further Documents. From and after the Closing, upon the
            ------------------------------
reasonable request of Buyer, Seller, Hegler and Shareholders shall, and Shareholders shall cause Seller to, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in Buyer and protect its rights, title and interest in the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

      11.2. Non-Solicitation of Employees and Independent Contractors. During
            ---------------------------------------------------------
the period from the Closing Date through the third (3rd) anniversary of the Closing Date, neither Seller, Hegler or Shareholders will without the prior written consent of Buyer directly or indirectly offer employment to or hire (in any capacity) any former employee or independent contractor of Seller who is hired or offered employment or other engagement by Buyer, except for employees whose employment or engagement is terminated by Buyer or except for those five
(5) employees noted on SCHEDULE 4.16 who perform or will perform certain
                       -------------
collection services on behalf of Professional Investigation & Collection, Inc., an affiliate of Hegler which performs collection-related services.

      11.3. Use of Name. After the Closing, Seller shall not conduct any
            -----------
business under its current name or the names POLCI or Advantage or under any name deceptively or confusingly similar thereto, and shall only use such name as necessary to wind down Seller's business. Within five (5) business days following the Closing, Seller shall amend its Articles of Incorporation to change its corporate name from its current name to a name that is not deceptively or confusingly similar thereto.

      11.4. Nonassignable Contracts. To the extent that the assignment hereunder
            -----------------------
by Seller to Buyer of any contract, commitment, license, lease or other agreement of Seller (the "Contracts") is prohibited or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Buyer shall assume no obligations or liabilities thereunder.

     Prior to the Closing, Seller shall advise Buyer promptly in writing with respect to any Contract as to which it knows it will not receive any required consent. Without in any way limiting Seller's obligation pursuant to Section
9.3. to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Buyer hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall, if requested by Buyer, cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under the Contract, including, if reasonably requested by Buyer, by enforcing for the benefit of Buyer any and all rights of Seller against any other person arising out of breach or cancellation by such other person, acting as an agent on behalf of Buyer, subcontracting to Buyer the right to perform under the Contract on the same economic terms as applied to Seller prior to the Closing and acting as Buyer shall otherwise reasonably require, in each case at Buyer's expense.

     Acceptance of any such arrangement shall constitute a waiver by Buyer of any claim or alleged breach under this Agreement with respect to such Contracts.

     11.5.  Enforcement of Confidentiality Agreements. From and after the
            -----------------------------------------
Closing Date, Seller and Shareholders shall enforce, on behalf of Buyer, any Confidentiality Agreements which cannot be assigned to Buyer pursuant to this Agreement.

     11.6.  Tax Clearance and Unemployment Tax History Certificates; Good
            -------------------------------------------------------------
Standing. Seller shall use its reasonable efforts to assist Buyer in filing all
--------
necessary documents and obtaining all clearances from the Michigan Department of Treasury and Michigan Employment Security Agency for Seller's sale of the Purchased Assets as provided in this Agreement. Buyer acknowledges that it has received from Seller a completed MESA Form 1027 within the period required by law.

     11.7.  Announcements. Seller and Buyer shall work together after the
            -------------
Closing to coordinate the preparation and mailing by each of any announcements each of them desires to make to customers relating to this transaction.

12.  INDEMNIFICATION.

     12.1.  Agreement by Seller, Hegler and Shareholders to Indemnify. Seller,
            ---------------------------------------------------------
Hegler and Shareholders, jointly and severally (Seller, Hegler and Shareholders, the "Seller Indemnifying Parties"), agree that they will indemnify and hold Buyer harmless in respect of the aggregate of all indemnifiable damages of Buyer.

     For this purpose, "indemnifiable damages" of Buyer means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by Buyer resulting from:

          A. Any inaccurate representation or warranty made by Seller, Hegler or Shareholders in or pursuant to this Agreement;

          B. Any default in the performance of any of the covenants or agreements made by Seller, Hegler or by Shareholders in this Agreement; or

          C. The failure of any of Seller, Hegler and Shareholders to pay, discharge or perform any liability or obligation of Seller, Hegler and Shareholders which is not expressly assumed by Buyer pursuant to Section 2.2. of this Agreement or resulting from any dispute concerning any such liability or obligation.

     Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable damages", Buyer shall have the right to be put in the same financial position as it would have been had each of the representations and warranties of Seller, Hegler and Shareholders been true and correct and had each of the covenants of Seller, Hegler and Shareholders been performed in full.

     The amount of any indemnifiable damages otherwise payable to Buyer hereunder shall be reduced if the indemnifiable damages incurred by Buyer will provide Buyer with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Buyer as a result of such deductions or credits, discounted to its present value as of the date of the payment of the indemnifiable damages from the date such indemnifiable damages were incurred by Buyer at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

     The foregoing obligation of Seller Indemnifying Parties to indemnify Buyer shall be subject to each of the following principles or qualifications:

          12.1.1. Each of the representations and warranties made by Seller, Hegler and Shareholders in this Agreement or pursuant hereto, shall survive for a period of eighteen (18) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Buyer, and thereafter all such representations and warranties shall be extinguished; provided, however, that the representations and warranties made by Seller, Hegler and Shareholders to the extent they relate to Seller's title to the Assets shall survive for a period of sixty (60) months and that the representations and warranties made by Seller, Hegler and Shareholders in Section 4.5. hereof ("Tax Matters") shall in each case survive until the first (1st) anniversary of the later of:

                  A. The date on which applicable period of limitation on assessment or refund of tax has expired; or

                  B. The date on which the applicable taxable year (or portion thereof) has been closed.

          No claim for the recovery of indemnifiable damages may be asserted by Buyer against Seller Indemnifying Parties or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred. In addition, the Seller Indemnifying Parties shall have no liability with respect to indemnifiable damages until the total of all such damages exceeds $42,500.00 in which event the Seller Indemnifying Parties shall be obligated to indemnify Buyer as provided herein for all such damages. Notwithstanding the foregoing, in no event shall the aggregate liability of the Seller Indemnifying Parties under this Section 12. exceed the Purchase Price.

     12.2.  Agreements by Buyer and InfoCure to Indemnify. Buyer and InfoCure
            ---------------------------------------------
(the "Buyer Indemnifying Parties"), jointly and severally, agree to indemnify and hold Seller, Hegler and Shareholders (the "Seller Indemnified Parties") harmless in respect of the aggregate of all indemnifiable damages of any of Seller Indemnified Parties.

     For this purpose, "indemnifiable damages" of any of Seller Indemnified Parties means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) incurred or suffered by any of Seller Indemnified Parties resulting from:

            A. Any inaccurate representation or warranty made by Buyer or InfoCure or pursuant to this Agreement; or

            B. Any default in the performance of any of the covenants or agreements made by Buyer or InfoCure in this Agreement.

     Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable damages", each of Seller Indemnified Parties shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of Buyer Indemnifying Parties been true and correct and had each of the covenants of Buyer Indemnifying Parties been performed in full.

     The amount of any indemnifiable damages otherwise payable to any Seller Indemnified Party hereunder shall be reduced if the indemnifiable damages incurred by Seller Indemnified Party will provide such Party with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Seller Indemnified Party as a result of such deductions or credits discounted to its present value as of the date of the payment of the indemnifiable damages from the date such indemnifiable damages were incurred by Seller Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

     The foregoing obligation of Buyer Indemnifying Parties to indemnify Seller Indemnified Parties shall be subject to each of the following principles or qualifications:

          12.2.1. Each of the representations and warranties made by Buyer and InfoCure in Article 5. of this Agreement shall survive for a period of eighteen
(18) months after the Closing Date, and thereafter all such representations and warranties shall be extinguished.

            No claim for the recovery of indemnifiable damages pursuant to clause (i) of Section 12.2. may be asserted by Seller Indemnified Parties against Buyer Indemnifying Parties or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

     12.3.  Matters Involving Third Parties. If any third party shall notify
            -------------------------------
Buyer or Seller (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 12. then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is damaged.

     If any Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

            A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice satisfactory to the Indemnified Party;

            B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

            C. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and

            D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

     If no Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

     12.4.  Other Agreements. The representations, warranties and covenants made
            ----------------
by Seller are also being made, severally, by Hegler and Representative. The provisions of this Agreement limit the liability of each of them to seventy-five percent (75%) and twenty-five percent (25%) of the Purchase Price, respectively.

     Any indemnity obligations which Seller may have to Buyer can be discharged by the Escrow Agent delivering to Buyer an amount in cash and an amount in Stock. The percentage of cash and stock used to discharge Seller's indemnity obligations shall be determined by the respective percentages that the cash and stock are of the aggregate value of cash and stock paid as a part of the Purchase Price. Each share of Stock so delivered shall be valued at the per share closing market price of such Stock on the date delivered.

     The liability of the Representative on account of representations, warranties and covenants made by the Representative shall not be personal to the Representative, but shall be limited to the assets in the Estate of Edward Roberts and, if that is not sufficient, and if assets of the Estate are transferred after the date hereof, to the assets of the transferee of such Estate assets, but not in an amount in excess of the fair market value of the assets (determined as of the Closing Date) transferred.

13.  MISCELLANEOUS.

     13.1.  Brokers' Commission. Buyer will indemnify and hold harmless Seller
            -------------------
and Shareholders from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Buyer to bring about, or to represent it in, the transactions contemplated hereby. Seller and Shareholders will indemnify and hold harmless Buyer from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by Seller or Shareholders to bring about, or to represent them in the transactions contemplated hereby, including, without limitation, the commission due Jefferies & Company, Inc. which is representing Seller and Shareholders in these transactions.

     13.2.  Amendment and Modification. The parties hereto may amend, modify and
            --------------------------
supplement this Agreement in such manner as may be agreed upon by them in writing.

     13.3.  Termination.
            -----------

            13.3.1. Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

                    13.3.1.1. By the mutual written consent of all of the Parties hereto at any time prior to the Closing Date;

                    13.3.1.2. Unless terminated pursuant to Section 13.3.1.1. by any Party in the event of the breach by any other Party of any provision of this Agreement, which breach is not remedied by the breaching Party within ten
(10) days after receipt or notice thereof from the terminating party; or

                    13.3.1.3. Unless terminated pursuant to Section 13.3.1.1., by any Party hereto if the Closing has not taken place by November 30, 1997.

                    If this Agreement is terminated pursuant to clause 13.3.1.1. of this Section 13.3.1., no Party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other Party to this Agreement. Any termination of this Agreement pursuant to clauses 13.3.1.2. or 13.3.1.3. of this Section
13.3.1. shall be without prejudice to any other rights or remedies of the respective parties.

            13.3.2. The risk of any loss to the properties to be sold by Seller hereunder and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller until the completion of the Closing. If, in the opinion of Buyer, any material part of said properties shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, then Buyer shall have the right and option:

                    13.3.2.1. To terminate this Agreement, without liability to any party thereto; or

                    13.3.2.2. To proceed with the Closing hereunder, in which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement, and Buyer shall be entitled to receive and retain the insurance proceeds arising from such casualty.

     13.4.  Binding Effect.  This Agreement shall be binding upon and inure to
            --------------
the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement may not be assigned by Buyer and InfoCure, jointly and severally, except to another corporation controlled by or under common control with Buyer. In any such event, Buyer and InfoCure, jointly and severally, shall remain directly liable for all undertakings and obligations hereunder. This Agreement, including any rights to receive payments hereunder, may not be assigned by Seller except to its shareholders upon a dissolution or liquidation of Seller.

     13.5.  Entire Agreement.  This Agreement and the exhibits and schedules
            ----------------
attached hereto and the nondisclosure agreement between Buyer and Seller dated September 4, 1997, contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto.

     13.6.  Headings.  The descriptive headings in this Agreement are inserted
            --------
for convenience only and do not constitute a part of this Agreement.

     13.7.  Execution in Counterparts.  This Agreement may be executed in any
            -------------------------
number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument.

     13.8.  Notices.  Any notice, request, information or other document to be
            -------
given hereunder to any of the Parties by any other Party shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

     If to Seller or Shareholders, addressed to:

                       Professional On-Line Computer, Inc.
                       4835 Towne Centre
                       Saginaw, Michigan 48604
                       Attention: James R. Hegler

     With a copy to:

                       Shinners & Cook, P.C.
                       5195 Hampton Place
                       Saginaw, Michigan 48804-9576
                       Attention: James J. Shinners, Esq.

     If to Buyer, addressed to:

                       InfoCure Corporation
                       2970 Clairmont Road
                       Suite 950
                       Atlanta, Georgia 30329
                       Attention: James K. Price

     With copy to:

                       Morris, Manning & Martin, L.L.P.
                       3343 Peachtree Road
                       Suite 1600
                       Atlanta, Georgia 30326
                       Attention:  Richard L. Haury, Jr., Esq.

     Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail shall be deemed to have been given on the date it is received or refused, if delivery is refused.

     13.9.   Schedules. To the extent any disclosure in a schedule puts Buyer on
             ---------
actual notice of the facts reflected therein, such disclosure shall be deemed to be a disclosure in all other schedules under this Agreement as to such facts.

     13.12.  Governing Law/Consent to Jurisdiction.  This Agreement shall be
             -------------------------------------
governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed herein. The parties agree that any claim or dispute relating to or arising out of this Agreement or the transactions contemplated hereby shall be addressed solely by the Superior Court of DeKalb County or United States District Court for the Northern District of

Georgia (provided said court has subject matter jurisdiction), which shall be the exclusive venue and jurisdiction for such adjudication, and the parties hereby agree to subject themselves to the jurisdiction and venue of such court for all such purposes and agree to waive any objections thereto.



                   [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        BUYER:

                                        POLCI Acquisition, Inc.


Attest: /s/ R. L. Haury, Jr.            By: /s/ Frederick L. Fine
       ---------------------------         --------------------------------
        Asst.          ,Secretary         Frederick L. Fine, President
       ----------------

            (CORPORATE SEAL)


                                        INFOCURE:

                                        InfoCure Corporation


Attest: /s/ R. L. Haury, Jr.            By: /s/ Frederick L. Fine
       ---------------------------         --------------------------------
        Asst.          ,Secretary         Frederick L. Fine, President
       ----------------

            (CORPORATE SEAL)


                                        SELLER:

                                        Professional On-Line Computer, Inc.


Attest: [SIGNATURE ILLEGIBLE]           By: /s/ James R. Hegler
       ---------------------------         --------------------------------
        Asst.          , Secretary        James R. Hegler, President
       ----------------

            (CORPORATE SEAL)

                                        SHAREHOLDERS:

                                        James R. Hegler Revocable Living Trust


                                        By: /s/ James R. Hegler
                                           -----------------------------------
                                          James R. Hegler, as Trustee


                                        Phyllis J. Hegler Revocable Living Trust


                                        By: /s/ Phyllis J. Hegler, by James R.
                                           -----------------------------------
                                        Hegler under POA dated Nov. 12, 1997
                                        --------------------------------------
                                          Phyllis J. Hegler, as Trustee


                                            /s/ Marger Roberts, by David J.
                                        --------------------------------------
                                        Fisher under Power of Attorney dated
                                        --------------------------------------
                                        11-17-97
                                        --------
                                        Margery Roberts, as Personal
                                        Representative of the Estate of Edward
                                        Roberts


                                        HEGLER:


                                            /s/ James R. Hegler
                                        --------------------------------------
                                        James R. Hegler, Individually

                                   EXHIBITS
                                   --------


                 Exhibit A             Escrow Agreement

                 Exhibit B             Registration Rights Agreements

                 Exhibit C             Certificates of Seller Shareholders
                                       and Hegler

                 Exhibit D             Certificates of Buyer and InfoCure

                 Exhibit E             Bill of Sale

                 Exhibit F             Lease Assignment

                 Exhibit G             Assignment and Assumption Agreement

                 Exhibit H             Opinion of Seller's Counsel

                 Exhibit I             Restrictive Covenant Agreement

                 Exhibit J             Employment Agreement

                 Exhibit K             Subscription Agreement

                 Exhibit L             Opinion of Buyer's Counsel

                 Exhibit M             Covenants Agreements

                                   SCHEDULES
                                   ---------


                 Schedule 1.1.4        Agreements not to be Assigned or
                                       Transferred

                 Schedule 1.1.11       Fixed Assets

                 Schedule 1.2.4        Excluded Personal Property

                 Schedule 2.2          Assumed Liabilities

                 Schedule 2.4          Allocation of Purchase Price

                 Schedule 4.2          Subsidiaries

                 Schedule 4.4          Liabilities of Seller

                 Schedule 4.5          Tax Matters

                 Schedule 4.6          Real Estate

                 Schedule 4.7          Liens and Encumbrances

                 Schedule 4.9.1        Registration; License Agreements

                 Schedule 4.9.2        Software and Intangibles

                 Schedule 4.9.3        Millennium Compliant Matters

                 Schedule 4.9.4        Key Software Development Employees

                 Schedule 4.9.6        Interest in Software or Intangibles

                 Schedule 4.9.7        Standard Form Contracts

                 Schedule 4.11         Documents of and Information With
                                       Respect to Seller

                 Schedule 4.11.2       Insurance Matters

                 Schedule 4.11.3       Customer List

                 Schedule 4.12         Litigation

                 Schedule 4.14         Absence of Certain Acts or Events

                 Schedule 4.16         Employment and Labor Matters

                 Schedule 4.17.1       Benefit Plans

                 Schedule 4.19         Consents and Approvals

                 Schedule 4.20         Related Party Transactions

                 Schedule 4.22         Customer Prepayments

                 Schedule 5.5          Litigation

                 Schedule 9.8          Persons Signing Covenants Agreements

                                      49